Exhibit 10.6

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of August 15, 2008 (the “Execution Date”), is made by and among Peplin, Inc. (the “Company” or “Peplin”) and Michael Aldridge (“Executive”) (collectively the “Parties” or, individually, a “Party”).

WHEREAS, the Executive was employed as Chief Executive Officer of the Company through August 15, 2008 (the “Termination Date”);

WHEREAS, Executive and the Company wish to provide for the terms of Executive’s separation from employment with the Company and his continuing service as a consultant to the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Termination of Employment.

(a)      Executive employment as Chief Executive Officer of the Company and any positions as an officer or employee of the Company’s subsidiaries or affiliates is hereby terminated as of the Termination Date. Executive hereby resigns his position as an officer and director of the Company and its subsidiaries or affiliates as of the Termination Date. Executive acknowledges that he has received all compensation due to him through the Termination Date, excluding accrued, unused vacation time and reimbursement of certain business expenses incurred during his employment by the Company. The Company will promptly pay to Executive his accrued, unused vacation time and unreimbursed business expenses. The Parties acknowledge and agree that the employment agreement by and between the Company and Executive dated as of December 11, 2006 (the “Employment Agreement) (excluding Articles 10, 11, 13 and 14) is hereby terminated and Executive acknowledges that the Company has discharged all of its obligations to Executive under the Employment Agreement, except for those obligations specifically referenced in this Agreement.

(b)      Return of Property. No later than the 10th day after the Termination Date, Executive shall return to the Company all property of the Company, including without limitation, all keys, access cards, credit cards, calling cards, computer hardware and software, cellular phones and other mobile communications devices.

2.            Payments and Benefits to Executive.

(a)      Payment in Lieu of Notice. Pursuant to Article 1.3 of the Employment Agreement, the Company will pay to Executive, in a single lump sum, within ten (10) days following Executive’s execution of this Agreement, $175,000, less applicable withholding, which the Parties agree is six (6) months compensation (the “Payment in Lieu”). In addition, provided you timely elect and remain eligible for COBRA healthcare benefit continuation, the Company will pay the COBRA premium for you and the members of your family covered under the Company’s healthcare plan(s) for a period of six (6) months following the Termination Date.

(b)      Executive Outplacement and Legal Services. The Company will pay for up to a total of $20,000 towards executive outplacement services by a firm nominated by Executive and reasonably acceptable to the Company and Executive’s attorney’s fees and expenses in connection with the negotiation of and entry into this Agreement.

(c)      Consulting Arrangement. From the Termination Date through (i) May 15, 2009 or (ii) such earlier time as the consulting services arrangement is terminated by (x) Executive or (y) the Company due to its reasonable dissatisfaction with the quality of or timeliness of Executive’s services, which deficiencies Executive has failed to cure within twenty (20) days following his receipt of written notice from the Company specifying such deficiencies (the “Consulting Period”), Executive shall provide consulting services to the Company, its subsidiaries and affiliates in connection with the evaluation of potential sales, mergers, acquisitions, or pharmaceutical partnerships, and the actual or potential parties to such sales, mergers or acquisitions. Executive shall report to the Company’s Chief Executive Officer (“CEO”) or such other person as the CEO shall direct from time to time during the Consulting Period. Consultant shall provide approximately forty (40) hours per month of services during the Consulting Period, but shall otherwise be free to engage in other employment, business or consulting activities that do not create a conflict of interest with his consulting services for the Company or violate his obligations under Articles 10, 11, 13 and 14 of the Employment Agreement. The Company shall provide Executive with reasonable advance notice of requested consulting services and the parties shall reasonably cooperate regarding the timing of Executive’s performance of such services, to meet the Company’s business needs and avoid undue conflict with other employment or business activities of Executive. Any consulting services in excess of forty (40) hours per month, and any consulting services requiring travel by Executive, shall be subject to the mutual agreement of Executive and the Company. In exchange for his consulting services, the Company shall pay to Executive a monthly fee of $6,000 for up to forty (40) hours of services, and shall be paid an additional $150 per hour after forty (40) hours in any month (the “Consulting Fees”). The Company shall reimburse Consultant for travel, food and lodging expenses reasonably incurred in the performance of his consulting services. Executive shall be an independent contractor during the consulting period and understands and agrees that he shall be responsible for the payment of all taxes on the Consulting Fees.

(d)      Option Extension. To the maximum extent permitted under the applicable option plans and agreements, Executive shall continue to vest in certain of his unvested stock options and be able to exercise certain of his vested stock options during the Consulting Period as described on Exhibit A (the “Option Extension”). The Company represents that Exhibit A accurately sets forth the grant dates, the number of shares subject to options that are vested and unvested as of the Termination Date, and identifies the period in which such options may be exercised.

3.            Additional Covenants. Neither Party shall, publicly or privately, disparage, defame or criticize the other Party (and, with respect to Executive’s conduct, he shall not publicly or privately disparage, defame or criticize the Company’s affiliates, subsidiaries, officers, directors or shareholders).

4.            Release of Claims by Executive.

(a)      General Release. Executive hereby releases and forever discharges the “Executive Releasees” hereunder, consisting of the Company, and each of its respective parents, subsidiaries, affiliates, partners, members, managers, associates, affiliates, subsidiaries, successors, heirs, assigns, agents, directors, officers, employees, shareholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all Claims, as defined in Section 4(b).

(b)      Claims Released. The “Claims” released herein include any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Executive now has or may hereafter have against the Executive Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Without limiting the generality of the foregoing, Claims shall include: any claims in any way arising out of, based upon, or related to Executive’s employment by or service as a director to any of the Executive Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits (excluding any such payments provided in this Agreement); any claim for benefits under any stock option, restricted stock or other equity-based incentive plan of the Executive Releasees, or any of them (or any related agreement to which any Releasee is a party) (excluding any such benefits related to the Option Extension); any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a), 1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102, 69 Ops. Cal. Atty. Gen. 80 (1986); California Labor Code §§ 1102.5(a),(b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; or under the California Labor Code), or any other federal, state or local law.

(c)      Claims Not Released. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

(i)         Executive’s rights under this Agreement, including without limitation his right to the Payment in Lieu, Option Extension and the Consulting Fees;

(ii)        Any Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii)       Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

(iv)       Claims to any benefit entitlements vested as the date of separation of your employment, pursuant to written terms of any Company employee benefit plan;

(v)        Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that you do release your right to secure any damages for alleged discriminatory treatment;

(vi)       Executive’s right, if any, to indemnity pursuant to the California Labor Code and the Company’s bylaws; and

(vii)      Any other right that may not be released by private agreement

(collectively, the “Executive Unreleased Claims”).

(d)      Unknown Claims. EXECUTIVE ACKNOWLEDGES THAT HE IS HEREBY ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

EXCEPT WITH RESPECT TO THE EXECUTIVE UNRELEASED CLAIMS, EXECUTIVE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(e)      Review and Revocation. Executive agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq.

(“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this general release:

(i)        This Agreement is written in a manner calculated to be understood by Executive, and Executive understands it.

(ii)       The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

(iii)      This Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

(iv)      Executive understands that Executive is hereby advised to consult an attorney before signing this Agreement.

(v)       Executive understands that Executive has been granted twenty-one (21) days after receiving this Agreement to decide whether or not to sign this Agreement. If Executive executes this Agreement prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(vi)      Executive understands that Executive have the right to revoke this Agreement within 7 days of signing this Agreement. In the event this Agreement is revoked, this Agreement will be null and void in their entirety, and Executive will not receive the Consulting Fees or otherwise receive the benefits of the consulting arrangement.

If Executive wishes to revoke this Agreement, Executive must deliver written notice stating Executive’s intent to revoke this Agreement to the Company’s Chief Executive Officer, on or before 5:00 p.m. on the seventh (7th) Day after the date on which Executive signed this Agreement.

(f)      No Assignments of Claims. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Executive Releasees, or any of them, and Executive agrees to indemnify and hold Executive Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Executive Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the Executive Releasees against Executive under this indemnity.

(g)      No Actions. Executive agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Executive Releasees, or any of them, any of the Claims released hereunder, then Executive shall pay to Executive Releasees, and each of them, in addition to any other damages caused to Executive Releasees thereby, all attorneys’ fees incurred by Executive Releasees in defending or otherwise responding to said suit or Claim. The foregoing shall not apply to: (1) Executive’s right to file a charge with the United States Equal Employment Opportunity

Commission; however, Executive hereby waives any right to any damages or individual relief resulting from any charge; or (2) any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the Age Discrimination in Employment Act.

(h)      No Admission. Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Executive Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Executive.

(i)      No Reliance. Executive acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by him with respect to the matters released in this Agreement, and Executive agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

5.            Release of Claims by the Company.

(a)      General Release. The Company hereby releases and forever discharges the “Company Releasees” hereunder, consisting of the Executive, his heirs, estates, successors, assigns, lawyers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all Claims, as defined in Section 5(b).

(b)      Claims Released. The “Claims” released herein include any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which the Company now has or may hereafter have against the Company Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Without limiting the generality of the foregoing, Claims shall include: any claims in any way arising out of, based upon, or related to Executive’s employment by or service as a director to any of the Company Releasees, or any of them, or the termination thereof.

(c)      Claims Not Released. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

(i)        The Company’s rights under this Agreement and under Articles 10, 11, 13 and 14 of the Employment Agreement;

(ii)       Any Claims arising out of criminal conduct by Executive;

(iii)      Any Claims arising out of any fraudulent conduct by Executive;

(iv)      Any Claims arising out of Executive’s intentional misconduct;

(v)      Any other right that may not be released by private agreement

(collectively, the “Company Unreleased Claims”).

(d)      Unknown Claims. THE COMPANY ACKNOWLEDGES THAT IT IS HEREBY ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

EXCEPT WITH RESPECT TO THE COMPANY UNRELEASED CLAIMS, THE COMPANY, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(e)      No Assignments of Claims. The Company represents and warrants that there has been no assignment or other transfer of any interest in any Claim which it may have against Company Releasees, or any of them, and the Company agrees to indemnify and hold Company Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Company Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the Company Releasees against the Company under this indemnity.

(f)      No Actions. The Company agrees that if it hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Company Releasees, or any of them, any of the Claims released hereunder, then the Company shall pay to Company Releasees, and each of them, in addition to any other damages caused to Company Releasees thereby, all attorneys’ fees incurred by Company Releasees in defending or otherwise responding to said suit or Claim.

(g)      No Admission. The Company further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company.

(h)      No Reliance. The Company acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by him with respect to the matters released in this Agreement, and the Company agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

6.            Notices.

All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if: (i) personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; (ii) the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and (iii) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:
Peplin, Inc. 6475 Christie Avenue Suite 300 Emeryville, CA 94608 Attention: Chairman of the Compensation Committee of the Board of Directors Facsimile: 510-653-9704

with a copy to:	Latham & Watkins LLP 650 Town Center Drive Suite 2000 Costa Mesa, CA 92626 Attention: B. Shayne Kennedy Facsimile: 714-755-8290

If to Executive:	Michael Aldridge 339 Sea View Avenue Piedmont CA 94610 maldridge@mail.com

with a copy to:	Morrison & Foerster LLP 755 Page Mill Road Palo Alto, CA 94134 Attention: Christine Lyon Facsimile: 650-494-0792

Either Party may change the address for notice by sending written notice of a change of address to the other Party in accordance with this Section 5.

7.            Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to apply to the maximum limitations permitted by applicable law and the Parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Parties further agree that if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated.

8.            Entire Agreement; Amendment. This Agreement (which defined term shall include the Exhibit A hereto), represent the entire agreement and understanding among the Parties concerning Executive’s employment and separation from the Company and, except as expressly set forth herein, supersedes and replaces any and all prior agreements and understandings concerning Executive’s relationship with the Company and his compensation from the Company. This Agreement may only be amended by a writing signed by both Executive and a duly authorized officer of the Company. Notwithstanding the foregoing, Executive’s obligations under Articles 10, 11, 13 and 14 of the Employment Agreement shall survive the Termination Date and shall not be amended, limited or superseded by this Agreement.

9.            Governing Law. This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws rules.

10.          Cooperation with the Company. Within the confines of the law and to the extent such action does not unreasonably interfere with Executive’s obligations to any future employer, Executive agrees to cooperate fully with the Company in its defense of, or other participation in, any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed and that relates to Executive’s employment, Executive’s duties and responsibilities to the Company, or events of which Executive has knowledge due to his employment by the Company. Executive shall sign any and all truthful and accurate documents for which his signature may be needed in connection with any charge, complaint or other action, or Executive’s employment with the Company, including without limitation, any regulatory filings. Executive will not be entitled to any further compensation for such cooperation; however, the Company will reimburse Executive for reasonable out of pocket expenses actually incurred in connection with his cooperation.

11.          Taxes.

(a)      Section 409A. Certain payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A, the payment of which is intended to comply with Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Section 409A and related Department of Treasury guidance, the Company may, with Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A and related Department of Treasury guidance.

(b)      Withholding. The Company shall withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12.          Acknowledgement. Executive acknowledges that the Option Extension is consideration for Executive’s promises and covenants contained and affirmed in this Agreement, including without limitation, his execution of the Release, and that such consideration is above and beyond any compensation to which he is entitled from the Company in connection with his employment or the termination thereof, or under any contract or law.

13.          Confidentiality. The Parties agree that they shall not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, provided that the Parties may make disclosure of the foregoing: (a) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the other Party; (b) to such Party’s tax advisor(s) or accountant(s) as may be necessary for the preparation of tax returns or other reports required by law; (c) to such Party’s attorney(s); and/(d) by Executive to members of his immediate family, provided, that prior to disclosing any such information (except disclosures required by law or legal process or as authorized in writing), the disclosing party will inform the recipients that they are bound by the limitations of this Section 12.

14.          Attorneys’ Fees. The Company shall bear its own attorneys’ fees and expenses in connection with the negotiation of and entry into this Agreement, and the Company shall pay Executive’s attorney’s fees and expenses in connection with the negotiation of and entry into this Agreement as provided in Section 2(b). In the event of any litigation arising out of a dispute as to the interpretation, enforcement or breach of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees, expert witness expenses and legal costs reasonably incurred.

15.          No Admissions. By entering into this Agreement, no Party hereto is admitting any liability or wrongdoing whatsoever, nor does this Agreement constitute an admission of any fact, claim or allegation. This Agreement in no way implies the truth of any claim or allegation. Furthermore, this Agreement shall not be construed as an admission that any Party violated any order, law, statute, duty, contract, legal duty or obligation.

16.          Voluntary Execution of Agreement. Executive acknowledges and agrees that he is executing this Agreement and the Release voluntarily and without any duress or undue influence on the part or behalf of the Company, with the full intent of releasing all Claims (as defined in the Release). Executive further acknowledges and agrees that he has been represented in the preparation, negotiation and execution of this Agreement and the Release by legal counsel of his own choice or he has voluntarily declined to seek such counsel.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY:	Peplin, Inc.

	By:	/s/ James Scopa
James Scopa

EXECUTIVE:	/s/ Michael Aldridge
Michael Aldridge

EXHIBIT A

Grant Date	Option Shares	Exercise Price (Australian dollars)	Vested Option Shares (as of 7/16/08)	Unvested Option Shares	Exercise Following Termination

10/13/2003	15,000	$16.94	15,000	0	Option remains exercisable for up to 270 days as provided in the 2003 employment agreement

10/13/2003	85,000	$20.00	70,000	15,000	Option remains exercisable for up to 270 days as provided in the 2003 employment agreement

1/20/2005	5,000	$8.80	5,000	0	Option shall continue to vest and be exercisable through the Consulting Period

1/4/2006	6,056	$13.80	6,056	0	Option shall continue to vest and be exercisable through the Consulting Period

10/12/2006	50,000	$14.00	33,334	16,666	Option shall terminate as of the Termination Date.

12/12/2006	37,500	$17.20	25,000	12,500	Option shall continue to vest and be exercisable through the Consulting Period

1/16/2008	31,119	$15.00	3,894	27,225	Option shall continue to vest and be exercisable through the Consulting Period